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                                                                    Exhibit 99.1


[NORTHERN BORDER PARTNERS, L.P. COMPANY LOGO]      NEWS
                                                   RELEASE

                                                   13710 FNB Parkway
                                                   Omaha, NE 68154-5200

                                                   For Further Information
                                                   Contact:

                                                   Media Contact:
                                                   Martha Sumner-Kenney
                                                   (402) 492-3401

                                                   Investor Contacts:
                                                   Ellen Konsdorf
                                                   Lisa Couillard
                                                   (877) 208-7318


NORTHERN BORDER PARTNERS, L.P. ANNOUNCES
SALE OF GENERAL PARTNER INTERESTS

FOR IMMEDIATE RELEASE: FRIDAY, SEPTEMBER 17, 2004

     OMAHA - Northern Border Partners, L.P. (NYSE - NBP) advises that Southern Union Company and ONEOK, Inc. have each announced that ONEOK has entered into an agreement to purchase Northern Plains Natural Gas Company from CCE Holdings, LLC ("CCE Holdings") for $175 million. CCE Holdings is a joint venture between Southern Union Company and GE Commercial Finance's Energy Financial Services. Northern Plains, together with its wholly-owned subsidiary Pan Border Gas Company, owns 82.5 percent of the general partnership interest and 500,000 limited partnership units in Northern Border Partners, L.P. The remaining 17.5 percent of the general partnership interest is owned by Northwest Border Pipeline Company, a subsidiary of TransCanada Corporation. Also included in the sale is NBP Services Corporation, which provides administrative and operating services to Northern Border Partners.

     The announcements indicate that the transaction is subject to CCE Holdings closing its acquisition of CrossCountry Energy, LLC from Enron Corp. and certain of its affiliates, which is expected to occur no later than mid-December 2004. CrossCountry Energy, LLC currently holds Enron's North American pipeline interests, including 100 percent of Northern Plains.

     ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission primarily in the mid-continent areas of the United States. More information can be found at http://www.oneok.com.
            --------------------

     Northern Border Partners, L.P. is a publicly
traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information may be found at http://www.northernborderpartners.com.
         -------------------------------------


     THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ALTHOUGH NORTHERN BORDER PARTNERS, L.P. BELIEVES THAT THESE EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS, THERE IS NO ASSURANCE THAT SUCH EXPECTATIONS WILL BE ACHIEVED. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS INCLUDE CCE HOLDINGS CLOSING ITS ACQUISITION OF CROSSCOUNTRY ENERGY FROM ENRON AND THE SUCCESS IN OBTAINING ALL NECESSARY REGULATORY AND GOVERNMENTAL APPROVALS.